Exhibit 99.1

SOURCECORP, Incorporated to Restate Financial Results

DALLAS, Texas (October 27, 2004) – SOURCECORP, Incorporated (NASDAQ: SRCP) today announced that based on information provided by, and the recommendation of, corporate management, the Company’s Audit Committee concluded on October 25, 2004 that the Company’s previously issued financial statements and related independent auditors’ report for the year ended December 31, 2003, as well as its previously issued financial statements for the 2004 quarterly periods ended March 31, 2004 and June 30, 2004, should no longer be relied upon. The Company’s Audit Committee and management have discussed these issues with the Company’s independent auditors.

As material adjustments to the Company’s financial statements will be required, investors should not rely on the financial information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 or in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, or any other financial information previously furnished by the Company regarding such periods.

The Company, under the guidance of the Audit Committee, has initiated an investigation of the financial results of one of the Company’s operating subsidiaries in the Information Management Division of the Company’s Information Management and Distribution reportable segment. The operating subsidiary that is the subject of this investigation represented approximately 8% and 18% of the Company’s previously reported 2003 revenues and earnings, respectively, from continuing operations.

For revenue to be properly recognized in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 “Revenue Recognition,” each of the following conditions must be met: persuasive evidence of an arrangement must exist, the price must be fixed or determinable, delivery must occur or services must be rendered and collection must be reasonably assured. The Company has identified certain instances where one or more of the aforementioned revenue recognition conditions, as applied to certain customer contracts, were not met at the operating subsidiary that is the subject of the Company’s investigation.

Based on the Company’s current assessment of the information available to it at this time, the Company has preliminarily identified the following potential adjustments to revenue and fully diluted earnings per share from continuing operations for the periods indicated.

	Range Of Adjustments To As Reported Year-Ended December 31, 2003 Results (1)		Range Of Adjustments To As Reported 6 Months Ended June 30, 2004 Results (1)(2)
	Low	High	Low	High
Increase/(Decrease) In Revenue (000’s)	$(5,400)	$(5,400)	$(2,800)	$2,500
% Increase/(Decrease)	(1%)	(1%)	(1%)	1%
Increase/(Decrease) To Fully Diluted Earnings Per Share from Continuing Operations	$(0.19)	$(0.17)	$(0.10)	$0.06
% Increase/(Decrease)	(11%)	(10%)	(14%)	9%

Footnotes:

(1) The adjustments for 2003 relate to revenue and associated expenses that were recognized prior to delivering contractually required output to a certain customer. A portion of the adjustments for 2004 relate to revenue and associated expenses that may have been recognized prior to delivering contractually required output to certain customers. For the revenue in question for both periods, the Company has determined that delivery is a consequential step in revenue recognition. This determination results in the deferral of revenue recognition to some future period when the contractually required output is delivered to, and accepted by, the customer. If such delivery and acceptance do not occur, the revenue will not ever be recognized.

The Company believes that the noted 2003 adjustments will primarily impact the fourth quarter of 2003.

(2) A portion of the adjustments for 2004 relate to services which were performed and delivered to certain customers in excess of the volume and/or revenue limits set by the contract. The Company is seeking compensation for those services that have been performed and delivered, although there is no assurance when, if ever, said revenue might be recognized. To the extent that any of such revenue relating to services performed in excess of such contractual limits is recognizable, there could be positive adjustments to future periods impacting both revenue and fully diluted earnings per share in the future periods in which such revenue is recognized.

The above adjustments are based on currently available information. The Company intends to review and assess the potential impact that the aforementioned adjustments may have on the

Company’s Balance Sheet and Statement of Cash Flow as well as the potential impact that any other adjustments related to the Company’s investigation may have on its previously reported financial statements. Until the Company’s investigation is complete, the impact on previously reported financial statements cannot be finally determined. It is possible that further adjustments, which may be material, will be required for the above noted periods. Furthermore, it is possible that additional adjustments to financial statements for periods other than 2003 and 2004 may be identified through the Company’s investigation.

Also, as a result of the Company’s investigation, the Company will not be able to timely file with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The Company has contacted its administrative agent for its Credit Agreement and is pursuing appropriate waivers relating to covenants impacted by the foregoing.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including healthcare, legal, financial services, government and transportation & logistics. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India. SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index.

For more information about SOURCECORP’s solutions visit the SOURCECORP website at www.srcp.com.

The statements in this press release that are not historical fact are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, the statements relating to the anticipated impact of adjustments to our restated financial statements and our ongoing investigation, any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the uncertainty of completing our investigation in a timely manner and the actual costs and results of such investigation, the effect of our investigation and financial statement restatement on the trading price of our stock, the risks of integrating our operating companies, of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers’ needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact SOURCECORP: Barry Edwards, EVP & Chief Financial Officer: 214.740.6690